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                                                                    EXHIBIT 10.9


                               SUBLEASE AGREEMENT


         THIS SUBLEASE AGREEMENT (this "Agreement") is dated as of February 1, 1999, and is made by and between Bill Gross' idealab!, a California corporation ("Sublessor") and GoTo.com, Inc., a Delaware corporation ("Sublessee"). Sublessor and Sublessee hereby agree as follows:

         1. Recitals: This Agreement is made with reference to the fact that Typecraft, Inc., as landlord ("Master Lessor"), and Sublessor, as tenant, entered into that certain lease, dated as of January 24, 1998 (the "Master Lease"), with respect to approximately 10,506 square feet of premises (the "Premises") located at 140 W. Union Street, Pasadena, California. A copy of the Master Lease is attached hereto as Exhibit A and incorporated by reference herein.

         2. Premises: Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, all of the Premises (hereinafter, the "Subleased Premises"). This Agreement shall be at all times subject and subordinate to the Master Lease.

         3. Term: The term of this Agreement (the "Term") shall commence on February 1, 1999 (the "Commencement Date") and terminate on January 31, 2003 (the "Expiration Date"), unless this Agreement is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms.

         4.   Rent:

                  A. Monthly Rent. Sublessee shall pay to Sublessor as rent for the Subleased Premises ("Monthly Rent") for each month during the Term, the following amounts: (i) Twenty-One Thousand Twelve Dollars ($21,012) per month for the first 12 months of the Term; (ii) Twenty-Two Thousand Sixty-Two Dollars and 60/100 ($22,062.60) per month for the 13th - 24th months of the Term; (iii) Twenty-Three Thousand One Hundred Thirteen Dollars and 20/100 ($23,113.20) per month for the 25th - 36th months of the Term; and (iv) Twenty-Four Thousand One Hundred Sixty-Three Dollars and 80/100 ($24,163.80) per month for the 37th - 48th months of the Term. Monthly Rent shall be paid on or before the first (1st) day of each month. Monthly Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment. Monthly Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Monthly Rent and Additional Rent (as defined below) shall be paid directly to Sublessor at 130 W. Union Street, Pasadena, CA 91103, Attn.:
Accounting, or such other address as may be designated in writing by Sublessor.

                  B. Gross Lease. The Monthly Rent shall constitute the entire rental payable by Sublessee to Sublessor for the use of the Subleased Premises. Under no circumstance shall Sublessee be responsible for payment of any operating expenses, costs of maintenance, repair and improvements, taxes, assessments, insurance costs, utility charges or any other amounts in connection with the use or occupancy of the Subleased Premises, whether or not any such amounts are payable by Sublessor under the Master Lease.

                  C. Additional Rent. All monies other than Monthly Rent required to be paid by Sublessee under this Agreement shall be deemed additional rent ("Additional Rent"). Monthly Rent and Additional Rent hereinafter collectively shall be referred to as "Rent."

         5. Late Charge: If Sublessee fails to pay to Sublessor any amount due hereunder within five (5) business days after the due date, Sublessee shall pay Sublessor upon demand interest on all amounts due, at a rate equal to the lesser of the prime rate quoted by the Bank of America or the maximum rate allowed by law (the "Interest Rate"), from the fifth (5th) business day after the due date to and including the date of the payment.


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         6.   Use: Sublessee may use the Subleased Premises only for the uses permitted under the Master Lease. Sublessee shall promptly and properly observe and comply with all laws with respect to Sublessee's use of the Subleased Premises. Notwithstanding the foregoing, Sublessee shall not be required to comply, or pay the cost of complying, with any laws requiring the construction of alterations or improvements to the Subleased Premises, unless due to Sublessee's particular use of the Subleased Premises. Sublessee shall comply with all restrictions set forth in the Master Lease and all reasonable rules and regulations promulgated from time to time by Master Lessor and Sublessor.

         7. Repairs: Sublessor shall maintain in good order and condition the Subleased Premises.

         8. Improvements: No alterations or improvements shall be made to the Subleased Premises, except in accordance with the Master Lease, and with the prior written consent of Sublessor.

         9. Services: Sublessor shall provide or cause Master Lessor to provide to the Premises, twenty-four (24) hours per day, seven (7) days per week, water, gas, electricity, sewer service, daily janitorial service and waste pick-up, and any other utilities or services normally furnished in comparable premises in amounts suitable for the permitted use of the Premises. Sublessor shall provide or cause Master Lessor to provide to the Premises heating, ventilating and air conditioning ("HVAC") (i) during normal business hours, and
(ii) after hours and on weekends, to the same extent as Sublessor provides HVAC service to its employees.

         10.  Indemnity:

                  A. Except to the extent caused by the negligence or willful misconduct of Sublessor, its agents, employees or invitees, Sublessee shall indemnify, defend with counsel reasonably acceptable to Sublessor, protect and hold Sublessor harmless from and against any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including reasonable attorneys' and experts' fees), caused by or due to: (i) the negligence or willful misconduct of Sublessee or its agents, employees or invitees; or (ii) a breach of Sublessee's obligations under this Agreement. Sublessee's indemnification of Sublessor shall survive termination of this Agreement.

                  B. Except to the extent caused by the negligence or willful misconduct of Sublessee, its agents, employees or invitees, Sublessor shall indemnify, defend with counsel reasonably acceptable to Sublessee, protect and hold Sublessee harmless from and against any and all reasonable claims, liabilities, judgments, causes of action, damages, costs and expenses (including reasonable attorneys' and experts' fees) caused by or due to: (i) the negligence or willful misconduct of Sublessor or its agents, employees or invitees; or (ii) a breach of Sublessor's obligations under this Agreement or under the Master Lease. Sublessor's indemnification of Sublessee shall survive termination of this Agreement.

         11. Insurance: Sublessee shall keep in full force and effect, at Sublessee's sole cost and expense, a commercial general liability policy of insurance and a property insurance policy as required under Sections 8.2 and 8.4 of the Master Lease. The liability policy shall name Sublessor and Master Lessor as additional insureds.

         12. Release and Waiver of Subrogation: Sublessor and Sublessee hereby release each other, and their respective agents, employees, subtenants, and contractors, from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by "all risk" property insurance, without regard to the negligence or willful misconduct of the entity so released. Each party shall use its best efforts to cause each insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with


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any injury or damage covered by the policy. If the insurance policy cannot be obtained with the waiver of subrogation, or if the waiver of subrogation is available only at additional cost and the party for whose benefit the waiver is not obtained does not pay the additional cost, then the party obtaining the insurance immediately shall notify the other party.

         13. Damage: If the Premises, or any part thereof, are damaged due to any peril, Sublessee shall be entitled to an abatement of all Rent to the extent of the interference with Sublessee's use of the Subleased Premises occasioned thereby. If the Premises are damaged by any peril and the repair would reasonably be expected to take more than one hundred eighty (180) days, then Sublessee shall have the option to terminate this Agreement by delivery of written notice thereof to Sublessor. Sublessee shall have the right to terminate this Sublease, or to keep this Sublease in effect by offering to pay repair costs or by exercising its option to extend, as provided in Section 9 of the Master Lease.

         14. Assignment and Subletting: Sublessee may not assign this Agreement, sublet the Subleased Premises or permit any use of the Subleased Premises by another party (all as described in Section 12.1 of the Master Lease) (collectively, a "Transfer") except in compliance with the terms of Section 12 of the Master Lease, and without the prior written consent of Sublessor and, if required under the Master Lease, Master Lessor. Sublessor may withhold its consent to any such Transfer in its sole and absolute discretion; provided, however, that Sublessor shall not unreasonably withhold its consent to a Transfer (a) to an entity controlling, controlled by or under common control with Sublessee, an entity related to Sublessee by merger, consolidation, stock purchase or other corporate reorganization or a purchaser of substantially all of Sublessee's assets or (b) in connection with the transfer of Sublessee's stock or a change of control.

         15. Default: Sublessee shall be in default of its obligations under this Agreement if any of the following events occur:

                  A. Sublessee fails to pay any Rent when due, when such failure continues for thirty (30) days after the date that any such sum is due; or

                  B. Sublessee fails to perform any term, covenant or condition of this Agreement (except those requiring payment of Rent) and fails to cure such breach within thirty (30) days after delivery of a written notice specifying the nature of the breach; provided, however, that if more than thirty
(30) days reasonably are required to remedy the failure, then Sublessee shall not be in default if Sublessee commences the cure within the thirty (30) day period and thereafter diligently endeavors to complete the cure; or

                  C. Sublessee commits any other act or omission which constitutes a default under the Master Lease, which has not been cured after delivery of written notice and passage of the applicable grace period provided in the Master Lease.

         16. Remedies: In the event of any default by Sublessee, Sublessor shall have all remedies provided under the Master Lease and by applicable law.

         17. Parking: Sublessee shall have the right to use, throughout the Term, twenty (20) parking spaces in Parson's Garage as provided in Section 49 of the Master Lease at a monthly rate of Twenty-Three Dollars ($23) per parking space, as such monthly rate may be adjusted from time to time by Parson's Garage. Sublessee shall have the right to negotiate directly with the owner of Parson's Garage for the use of additional parking spaces upon terms to be agreed upon by Sublessor and the owner of Parson's Garage.


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         18.  Signage: Sublessor shall have the right to display outdoor signage within the guidelines of the City of Pasadena, subject to the terms and conditions of the Master Lease.

         19. Broker: Sublessor and Sublessee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen in connection with this transaction.

         20. Notices: Unless at least five (5) days' prior written notice is given in the manner set forth in this section, the address of each party shall be that address set forth below their signatures at the end of this Agreement. All notices, demands or communications in connection with this Agreement shall be personally delivered or properly addressed and deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered (a) upon receipt, if personally delivered, or (b) three (3) business days after mailing, if mailed as set forth above. Notwithstanding the foregoing, all notices given to Master Lessor under the Master Lease shall be considered delivered only when delivered in accordance with the Master Lease.

         21.  Sublessor's Obligations with Respect to the Master Lease:
Sublessor shall fully perform all of its obligations under the Master Lease to the extent Sublessee has not expressly agreed to perform such obligations under this Agreement. Sublessor shall not terminate the Master Lease, amend or waive any provisions under the Master Lease or make any elections, exercise any right or remedy and give any consent or approval under the Master Lease that would materially adversely affect Sublessee's use of the Subleased Premises or materially increase Sublessee's obligations or decrease Sublessee's rights under this Agreement, without Sublessee's prior written consent. Sublessor, with respect to the obligations of Master Lessor under the Master Lease, shall use Sublessor's diligent good faith efforts to cause Master Lessor to perform such obligations for the benefit of Sublessee. Such diligent good faith efforts shall include, without limitation, upon Sublessee's written request, immediately notifying Master Lessor of its nonperformance under the Master Lease and requesting that Master Lessor perform its obligations under the Master Lease.

         22. Quiet Enjoyment: Sublessee shall peacefully have, hold and enjoy the Subleased Premises, subject to the terms and conditions of this Agreement, provided that there is not a default by Sublessee. In the event, however, that Sublessor defaults in the performance or observance of any of Sublessor's remaining obligations under the Master Lease or fails to perform Sublessor's stated obligations under this Agreement, then Sublessee shall give Sublessor notice specifying in what manner Sublessor has defaulted, and if such default shall not be cured by Sublessor within thirty (30) days thereafter (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for an additional reasonable time, provided that Sublessor commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as possible), then Sublessee shall be entitled to cure such default and promptly collect from Sublessor Sublessee's reasonable expenses in so doing (including, without limitation, reasonable attorneys' fees and court costs). Sublessee shall not be required, however, to wait the entire cure period described herein if earlier action is required to comply with the Master Lease or with any applicable governmental law, regulation or order.

         23. Option to Extend: Sublessor hereby grants to Sublessee one (1) option (the "Option") to extend the Term of this Agreement for an additional term of four (4) years, commencing upon the expiration of the initial Term, upon the terms and conditions set forth in this section. Sublessee may exercise the Option by giving Sublessor written notice of its intention not less than one hundred (100) days prior to the expiration of the initial Term of this Sublease. If the Option is exercised, the monthly rent for the Premises shall be at a rate to be agreed upon by the parties based on the rent payable by Sublessor under the Master Lease and the additional costs to Sublessor due to the gross nature of the Sublease and Sublessor's construction of the Tenant Improvements. All other terms and conditions contained in this Agreement, as the


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same may be amended from time to time by the parties in accordance with the provisions hereof, shall remain in full force and effect and shall apply during the Option term.

         24. Tenant Improvements: Prior to the Commencement Date, Sublessor constructed, at Sublessor's sole cost and expense, the tenant improvements in the Subleased Premises described on Exhibit B hereto (the "Tenant Improvements"), in accordance with more detailed plans and specifications mutually agreed upon the paries. In addition, Sublessor has provided, or shall provide, to Sublessee an allowance in the amount of Fifty Thousand Dollars ($50,000), to be used by Sublessee to construct additional capital improvements in the Subleased Premises.

         25. Other Sublease Terms: The terms and conditions of this Sublease shall also include all of the terms of the provisions of the Master Lease set forth below and such terms are incorporated into this Sublease as if fully set forth herein, except that each reference in such incorporated sections to "Lease," "Premises," "Lessor" and "Lessee" shall be deemed a reference to "Sublease," "Subleased Premises," "Sublessor" and "Sublessee, respectively, except as otherwise expressly set forth herein. The following provisions of the Master Lease shall be incorporated herein: Master Lease Sections 6.1, 6.2, 13.2, 14, 16, 25 and 43. Sublessee hereby expressly agrees to comply with all provisions of the Master Lease which are incorporated hereunder and to perform all the obligations on the part of Sublessee under the terms of the Master Lease to the extent provided in this Sublease.

         26. Miscellaneous: This Agreement shall in all respects be governed by and construed in accordance with the laws of the state in which the Subleased Premises are located. If any term of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Agreement shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired. This Agreement may not be amended except by the written agreement of all parties hereto. Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor. Any executed copy of this Agreement shall be deemed an original for all purposes. This Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Sublessor and Sublessee. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Sublessor or Sublessee. The captions used in this Agreement are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When a party is required to do something by this Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Whenever one party's consent or approval is required to be given as a condition to the other party's right to take any action pursuant to this Agreement, then such consent or approval shall not be unreasonably withheld or delayed. If either party brings any action or legal proceeding with respect to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' and experts' fees and court costs.

         27. Amended and Restated: This Agreement is given to amend, restate and replace in its entirety that certain short form Lease Terms agreement dated October 7, 1998 executed by Sublessor and Sublessee with respect to the Subleased Premises.

         28. Early Termination Right: Sublessee shall have the right to terminate this Sublease at any time during the Term, without any penalty, by delivering written notice thereof to Sublessor not less than ninety (90) days prior to such early termination date. From and after such early termination date, the obligations of the parties hereunder shall terminate as if such early termination date was the expiration date under this Sublease.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.

SUBLESSOR:                                            SUBLESSEE:

BILL GROSS' IDEALAB!,                                 GOTO.COM, INC.,
a California corporation                              a Delaware corporation

By: /s/ Marcia Goodstein                              By: /s/ Todd Tappin
   ---------------------------                           ---------------------------
Name: Marcia Goodstein                                Name: Todd Tappin
     -------------------------                             -------------------------
Its: COO                                              Its: CFO
    --------------------------                            --------------------------

Address:  130 W. Union Street                         Address:  140 W. Union Street
          Pasadena, CA  91103                                   Pasadena, CA  91103
          Attn.: Chief Financial Officer                        Attn.: Chief Financial Officer



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